UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 27, 2023

Marblegate Acquisition Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-40862	85-4249135
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

411 Theodore Fremd Avenue

Suite 206S

Rye, New York 10580

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (914) 415-4081

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Class A Common Stock and one-half of one redeemable warrant	GATEU	The Nasdaq Stock Market LLC
Shares of Class A Common Stock, par value $0.0001 per share	GATE	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Class A Common Stock at a price of $11.50	GATEW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 27, 2023, Marblegate Acquisition Corp. (the “Company”) filed an amendment to the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Extension Amendment”). The Extension Amendment extends the date by which the Company must consummate its initial business combination from July 5, 2023 to January 5, 2024, or such earlier date as determined by the Company’s board of directors (the “Board”).

The foregoing description is qualified in its entirety by reference to the Extension Amendment, a copy of which is attached as Exhibit 3.1 hereto and is incorporated by reference herein.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On June 27, 2023, the Company held a special meeting of shareholders (the “Meeting”) to approve the Extension Amendment Proposal, the Conversion Amendment Proposal, the Redemption Limitation Amendment Proposal, and the Adjournment Proposal, each as more fully described in its definitive proxy statement, filed with United States Securities and Exchange Commission (the “Commission”) on June 5, 2023.

The final voting results for the Extension Proposals were as follows:

Proposal No. 1: The Extension Amendment Proposal: To amend the Company’s amended and restated certificate of incorporation by allowing the Company to extend the date by which it has to consummate a business combination for an additional six (6) months, from July 5, 2023 to January 5, 2024, or such earlier date as determined by the Company’s board of directors.

FOR	AGAINST	ABSTAIN
9,498,206	15,302	1,200

Proposal No. 2 The Conversion Amendment Proposal: To amend the Company’s amended and restated certificate of incorporation to provide for the elective right of holders of shares of the Company’s Class B common stock, par value $0.0001 per share, to convert such shares into shares of the Company’s Class A common stock, on a one-for-one basis at any time prior to the closing of a business combination.

FOR	AGAINST	ABSTAIN
8,279,469	0	0

Proposal 3: Redemption Limitation Amendment Proposal. To amend the Company’s amended and restated certificate of incorporation to eliminate from the Charter the limitation that the Company may not redeem public shares to the extent that such redemption would result in the Company having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934 of less than $5,000,001 (the “Redemption Limitation”) in order to allow the Company to redeem public shares irrespective of whether such redemption would exceed the Redemption Limitation.

FOR	AGAINST	ABSTAIN
9,513,106	402	1,200

Proposal No. 4: The Adjournment Proposal. The Company had solicited proxies in favor of an Adjournment Proposal which would have given the Company authority to adjourn the Meeting to solicit additional proxies. As sufficient shares were voted in favor of the Extension Amendment Proposal, this proposal was not voted upon at the Meeting.

Stockholders holding 244,327 shares of the Company’s Class A common stock (“Public Shares”) exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s trust account. As a result, approximately $2.5 million (approximately $10.29 per share) will be removed from the Company’s trust account to pay such holders. Following redemptions, the Company will have 766,064 Public Shares outstanding.

Item 8.01	Other Events.

On June 28, 2023, the Company’s Sponsor, Marblegate Acquisition LLC, converted 4,000,000 shares of Class B Common Stock into 4,000,000 shares of Class A Common Stock, which represents 40% of the outstanding shares of the Company’s Class A Common Stock.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit	Description

3.1	Amendment to Amended and Restated Certificate of Incorporation

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 3, 2023

Marblegate Acquisition Corp.

By:	/s/ Jeffrey Kravetz
Name:	Jeffrey Kravetz
Title:	Chief Financial Officer